                                                                      EXHIBIT 12

                      TRANS-LUX CORPORATION & SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                   YEAR ENDED DECEMBER 31,                       JUNE 30,
                                        ----------------------------------------------     ---------------------
                                         1991     1992     1993       1994       1995       1995         1996
                                        ------   ------   ------     ------     ------     ------     ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT RATIO)               (UNAUDITED)
Income from continuing operations
  before provision for income taxes
  per statement of income.............  $  542   $  741   $1,663(1)  $2,064(2)  $1,839     $  730       $  894
Add:
  Interest on indebtedness............   1,106    1,245    2,512(1)   1,293(2)   2,107      1,016        1,144
  Amortization of debt expense........      58       53       91        153        184         73           65
  Interest portion of rent
     expense(3).......................     101       96      102         88         79         37          161
                                        ------   ------   ------     ------     ------     ------       ------
          Income as adjusted..........  $1,706   $2,039   $4,266     $3,510     $4,130     $1,856       $2,102
                                        ======   ======   ======     ======     ======     ======       ======
Fixed charges:
  Interest on indebtedness............  $1,106   $1,245   $2,512(1)  $1,293(2)  $2,107     $1,016       $1,144
  Amortization of debt expense........      58       53       91        153        184         73           65
  Capitalized interest................      --       49       --         40         --         --           --
  Interest portion of rent
     expense(3).......................     101       96      102         88         79         37          161
                                        ------   ------   ------     ------     ------     ------       ------
          Fixed charges...............  $1,265   $1,443   $2,705     $1,574     $2,370     $1,126       $1,369
                                        ======   ======   ======     ======     ======     ======       ======
Ratio of earnings to fixed charges....     1.3      1.4      1.6        2.2        1.7        1.6          1.5

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(1) 1993 reflects the impact of an assessment of related interest expense incurred resulting from a prior year state income tax audit.

(2) 1994 reflects the positive impact of a settlement related to the 1993 assessment described in footnote No. 1 above.

(3) The interest portion of rent expense is assumed to be one-third of rent expense.